June 15, 2001

The St. Paul Companies, Inc.,
          385 Washington Street,
                    St. Paul, Minnesota 55102.

Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933 (the “Act”) of 300,000 shares (the “Securities”) of common stock, without par value, of The St. Paul Companies, Inc., a Minnesota corporation (the “Company”), to be issued pursuant to the Company’s Deferred Stock Plan for Non-Employee Directors (the “Deferred Stock Plan”), I, as Senior Vice President of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and the Securities have been duly issued in accordance with the terms of the Deferred Stock Plan and as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Minnesota, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. Also, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,